SEC  Form  8-K  Exhibit  99.1





NEWS                                        FOR  IMMEDIATE  RELEASE
----                                        -----------------------
#12-03                                             August  5,  2003

              Green Mountain Power Reports Second Quarter Earnings
              ----------------------------------------------------

     COLCHESTER, VT Green Mountain Power Corporation (NYSE: GMP) today announced consolidated earnings of $0.22 per share of common stock, diluted, for the second quarter of 2003, compared with earnings of $0.32 per share, diluted, for the same period in 2002. Year to date earnings for 2003 are $1.01 per share, diluted, compared with earnings of $0.89 per share, diluted, for the same period in 2002.

"We are pleased with our results during the first half of 2003, which exceeded our forecast and showed strong growth in sales to residential customers," said Christopher L. Dutton, President and Chief Executive Officer. "We expect that our year-end return on equity, consistent with the new rate agreement described below, will be approximately 10.5% for core electric operations, which translates to earnings of approximately $1.90 per share."

The Vermont Public Service Board's January 2001 rate order authorized the Company to defer revenues of approximately $8.5 million, generated by leveling winter/summer rates during 2001, and to recognize those revenues during 2001 through 2003 to help the Company realize its allowed rate of return. During the second quarter of 2003, the Company deferred an additional $300,000 of revenue. By contrast, in the second quarter of 2002, the Company's earnings included approximately $2.1 million or $0.22 per share of deferred revenues. Deferred revenues available at June 30, 2003, total $4.1 million.

Retail operating revenues decreased by $2.3 million, or 4.8 percent in the second quarter of 2003, from the prior year, reflecting the decline in deferred revenue from rate leveling discussed above. Total retail sales of electricity in the second quarter of 2003 decreased by 1.4 percent from the prior year, with a decline in sales to commercial and industrial customers due to the soft economy being partially offset by increased sales to higher-margin residential customers.

Power supply costs were $600,000 higher in the second quarter of 2003, compared with the same quarter of 2002, reflecting increased sales of electricity to wholesale customers. The increase in power supply costs in the second quarter of 2003 was partially offset by lower costs arising from decreased pricing under our power supply agreement with Morgan Stanley.

     On July 11, 2003, the Company entered into a comprehensive three-year rate agreement with the Vermont Department of Public Service that included a reduction in the allowed rate of return to 10.5 percent and a freeze in rates through 2004. Under the rate arrangement, the parties agreed that the Company's retail rates would increase by 1.9 percent and 0.9 percent in January 2005 and January 2006, respectively, following the Company's submission of supporting financial information. Under the rate agreement, earnings in excess of the Company's allowed rate of return would be used to write off regulatory assets or be refunded to customers. The agreement also allows the Company to carry over any unutilized deferred revenue allowed under the Vermont Public Service Board's 2001 rate order through 2004. The agreement is subject to the approval of the Vermont Public Service Board. "This agreement is good for customers and shareholders," said Mr. Dutton. "If approved, it provides rate stability through 2006, avoids costly rate proceedings, lowers costs of capital and improves our access to financial markets."



                                                                   Quarterly Earnings Summary
                                                           Three months ended     Six months ended
                                                                   June 30          June 30
                                                               2003     2002      2003       2002
                                                             --------  -------  ---------  --------
in thousands except per share amounts
Operating revenues. . . . . . . . . . . . . . . . . . . . .  $64,455   $65,135  $137,400   $134,001
Net income. . . . . . . . . . . . . . . . . . . . . . . . .    1,113     1,886     5,186      5,326
Net income applicable to common stock . . . . . . . . . . .    1,112     1,875     5,184      5,231
Net income-continuing operations. . . . . . . . . . . . . .    1,120     1,875     5,205      5,231
Net income(loss)-discontinued operations. . . . . . . . . .       (8)        -       (21)         -

Basic earnings per share-continuing operations. . . . . . .  $  0.22   $  0.33  $   1.04   $   0.92
Basic earnings(loss) per share-discontinued operations. . .        -         -         -          -
                                                             --------  -------  ---------  --------
Basic earnings per common share . . . . . . . . . . . . . .  $  0.22   $  0.33  $   1.04   $   0.92
                                                             ========  =======  =========  ========
Diluted earnings per share-continuing operations. . . . . .  $  0.22   $  0.32  $   1.01   $   0.89
Diluted earnings(loss) per share-discontinued operations. .        -         -         -          -
                                                             --------  -------  ---------  --------
Fully diluted earnings per common share . . . . . . . . . .  $  0.22   $  0.32  $   1.01   $   0.89
                                                             ========  =======  =========  ========
Dividends declared per share. . . . . . . . . . . . . . . .  $0.1900   $0.1375  $ 0.3800   $ 0.2750
Weighted average shares of common stock outstanding-Basic .    4,969     5,711     4,964      5,701
Weighted average shares of common stock outstanding-Diluted    5,129     5,877     5,125      5,866








     There are statements in this information release that contain projections or estimates and that are considered to be "forward-looking" as defined by the Securities and Exchange Commission (the "SEC"). In these statements, you may find words such as believes, expects, plans, or similar words. These statements are not guarantees of our future performance. There are risks, uncertainties and other factors that could cause actual results to be different from those projected.




     For further information, please contact Robert Griffin, Controller and Treasurer of Green Mountain Power, at 802-655-8452 or Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418, or 802-482-2503 after 6:00 p.m.